                                                                     EXHIBIT 11

                            DURA AUTOMOTIVE SYSTEMS, INC.
                    STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     1997           1996
                                                   --------      ---------

Net income                                         $  2,657      $  1,746
                                                   --------      ---------
                                                   --------      ---------

Weighted average number of
  Class A common shares                               3,869         1,939

Weighted average number of
  Class B common shares                               4,939         4,998

Dilutive effect of outstanding
  stock options after application
  of the treasury stock method                           66            18
                                                   --------      ---------

Common and common equivalent
  shares outstanding                                  8,874         6,955
                                                   --------      ---------
                                                   --------      ---------

Net income per common and
  common equivalent share(1)                        $  0.30       $  0.25
                                                   --------      ---------
                                                   --------      ---------

(1) The calculation of net income per common and common equivalent share for the three months ended September 30, 1997 and 1996 are the same on a primary and fully diluted basis.


                                         -14-
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                                                                EXHIBIT 11
                                                                     (CONTINUED)

                            DURA AUTOMOTIVE SYSTEMS, INC.
                    STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     1997           1996
                                                   --------      ---------

Net income                                        $  11,301      $  6,700
                                                   --------      ---------
                                                   --------      ---------

Weighted average number of
    Class A common shares                             3,841           646

Weighted average number of
    Class B common shares                             4,963         5,001

Dilutive effect of outstanding stock
    options after application of the
    treasury stock method                                60            22
                                                   --------      ---------

Common and common equivalent
    shares outstanding                                8,864         5,669
                                                   --------      ---------
                                                   --------      ---------

Net income per common and
    common equivalent share (1)                     $  1.27       $  1.18
                                                   --------      ---------
                                                   --------      ---------

(1) The calculation of net income per common and common equivalent share for the three months ended September 30, 1997 and 1996 are the same on a primary and fully diluted basis.


                                         -15-